Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Form S-3 of Erickson Air-Crane Incorporated of our report dated March 22, 2013 relating to the consolidated financial statements of Evergreen Helicopters, Inc. and Subsidiaries, which includes an emphasis paragraph regarding substantial doubt about the company’s ability to continue as a going concern, for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

July 10, 2013